Exhibit 99.1

Albany International Reports First-Quarter Results

First-Quarter Highlights

  Net loss per share was $0.63, after reductions of $0.78 from net restructuring charges, related idle-capacity costs, and costs related to continuing performance-improvement initiatives. A gain on extinguishment of debt increased earnings by $0.06 per share.
  Net loss per share for Q1 2008 was $0.07, after reductions of $0.36 from net restructuring charges, related idle-capacity costs, and costs related to performance-improvement initiatives and $0.13 for income tax adjustments.
  Q1 2009 net sales were $209.2 million, a decrease of 23.4 percent compared to Q1 2008.
  Earnings before interest, taxes, depreciation, and amortization (EBITDA) were $2.8 million in the first quarter of 2009, and included expenses related to restructuring and performance-improvement initiatives totaling $25.4 million, and a gain of $2.8 million related to extinguishment of debt. Q1 2008 EBITDA was $23.5 million and included expenses related to restructuring and performance-improvement initiatives totaling $13.5 million.
  In March 2009, the Company purchased $7.1 million principal amount of the Company’s 2.25% Convertible Senior Notes due 2026, at a cost of $3.4 million. This transaction resulted in a pre-tax gain of $2.8 million ($0.06 per share) related to extinguishment of debt and had the effect of reducing total debt by $2.9 million. In April 2009, the Company purchased an additional $94.0 million principal amount of the notes at a cost of $53.5 million. The Company expects the April transaction to result in a Q2 pre-tax gain of $36.6 million and to reduce total debt by $29.2 million.

ALBANY, N.Y.--(BUSINESS WIRE)--May 4, 2009--Albany International Corp. (NYSE:AIN) reported a first-quarter net loss per share of $0.63 after reductions of $0.78 from net restructuring charges, related idle-capacity costs, and costs related to continuing performance-improvement initiatives. A gain on extinguishment of debt increased earnings by $0.06 per share.

Net loss per share for Q1 2008 was $0.07, after reductions of $0.36 from net restructuring charges, related idle-capacity costs, and costs related to performance-improvement initiatives and $0.13 for income tax adjustments.

Net sales were $209.2 million, a decrease of 23.4 percent compared to the first quarter of 2008. Excluding the effect of changes in currency translation rates, net sales decreased 15.4 percent, as shown below:

Table 1
(in thousands)	Net Sales Three Months ended March 31, 2009 2008		Percent Change	Impact of Changes in Currency Translation Rates	Percent Change excluding Currency Rate Effect
Paper Machine Clothing	$139,074	$183,015	-24.0%	($13,049)	-16.9%
Albany Door Systems	34,326	45,132	-23.9	(5,758)	-11.2
Engineered Fabrics	21,570	28,110	-23.3	(2,894)	-13.0
Engineered Composites	9,085	11,088	-18.1	-	-18.1
PrimaLoft® Products	5,150	5,863	-12.2	(131)	- 9.9
Total	$209,205	$273,208	-23.4%	($21,832)	-15.4%

Gross profit was 33.5 percent of net sales in the first quarter of 2009, compared to 34.7 percent in the same period of 2008. Cost-reduction initiatives helped to offset the effects of lower sales. As described in the paragraphs that follow Table 3, costs associated with idle-capacity and performance-improvement initiatives were $7.0 million in Q1 2009 and $3.0 million in Q1 2008.

Selling, technical, general, and research (STG&R) expenses were 32.3 percent of net sales in the first quarter of 2009, compared to 30.2 percent in the first quarter of 2008. The increase in 2009 is principally due to the significant decrease in sales. STG&R expenses were $67.6 million in the first quarter of 2009, in comparison to $82.4 million in the first quarter of 2008. First-quarter STG&R expenses include costs related to performance-improvement initiatives totaling $2.2 million in 2009 and $5.1 million in 2008. These expenses principally relate to costs associated with the SAP implementation. Revaluation of nonfunctional currency assets and liabilities resulted in a gain of $1.9 million in Q1 2009, compared to a loss of $0.7 million in Q1 2008. The decrease in the Company’s share price had the effect of reducing incentive compensation by approximately $1.5 million, in comparison to Q1 2008. Changes in currency translation rates had the effect of decreasing STG&R expenses by $7.9 million in comparison to Q1 2008.

Operating income/loss was a loss of $14.8 million in the first quarter of 2009, compared to income of $7.2 million for the same period of 2008. The following table presents segment operating income:

Table 2
	Operating Income/(loss) Three Months ended March 31,
(in thousands)	2009	2008
Paper Machine Clothing	$7,261	$22,539
Albany Door Systems	228	3,437
Engineered Fabrics	3,655	5,855
Engineered Composites	(2,508)	(1,818)
PrimaLoft® Products	1,089	1,112
Research expenses	(5,610)	(5,871)
Unallocated expenses	(18,882)	(18,074)
Total	($14,767)	$7,180

First-quarter segment operating income included the following expenses associated with restructuring and performance-improvement initiatives:

Table 3
	Q1 2009				Q1 2008
(in thousands)	Restructuring and Other, Net	Idle- capacity Costs	Performance- improvement Initiatives	Total	Restructuring and Performance- improvement Initiatives
Paper Machine Clothing	$15,609	$3,079	$2,842	$21,530	$10,409
Albany Door Systems	148	-	407	555	135
Engineered Composites	-	-	620	620	-
PrimaLoft® Products	42	-	-	42	-
Unallocated expenses	1,380	-	2,200	3,580	2,908
Total	$17,179	$3,079	$6,069	$26,327	$13,452

Q1 2009 restructuring costs totaled $17.2 million and related principally to the restructuring of PMC operations in North America and Europe.

Q1 2009 idle-capacity costs of $3.1 million were related to previously announced restructuring at paper machine clothing (PMC) plants in the U.S. and Europe. The Company expects idle-capacity costs to continue at least through the next two quarters.

Q1 2009 other performance-improvement costs totaled $6.1 million, of which $3.9 million was reported in cost of goods sold, and $2.2 million was reported in STG&R expenses. Items reported in cost of goods sold include $2.0 million for equipment relocation and $1.9 million related to underutilized capacity at the new plant in Hangzhou, China. Included in underutilized expense and idle-capacity costs was $0.9 million of depreciation expense. Performance-improvement costs reported as STG&R expenses were related to the implementation of SAP.

Q1 2008 costs for restructuring and performance-improvement initiatives amounted to $13.5 million, of which $5.4 million was reported as restructuring, $3.0 million was included in cost of goods sold, and $5.1 million was included in STG&R expenses.

Other income/expense, net was expense of $0.2 million in Q1 2009, including the $2.8 million ($0.06 per share) gain on extinguishment of debt, which was offset by losses totaling $1.5 million related to revaluation of nonfunctional currency intercompany loans, $0.9 million of debt financing costs, and other items. Other income/expense, net for Q1 2008 was income of $0.3 million, and included gains of $0.3 million for revaluation of intercompany loans, debt financing costs of $0.5 million, and other items.

First-quarter 2009 income tax benefit/expense includes a discrete tax charge of $1.1 million related to the gain on extinguishment of debt. First-quarter 2008 income tax expense includes discrete tax adjustments that decreased net income by $3.9 million ($0.13 per share).

Net cash (used in)/provided by operating activities was ($11.0) million in the first quarter of 2009, compared to $7.4 million for the same period of 2008. The decrease in 2009 reflects lower net income.

Capital spending during the first quarter of 2009 was $14.9 million and the Company is on track with its estimate for 2009 capital spending of $50 million, of which $30 million is a carryover from 2008. Depreciation and amortization were $14.6 million and $2.9 million, respectively, for the first quarter of 2009 and are estimated to total $68 million and $7 million for depreciation and amortization, respectively, for 2009.

In March and April 2009, the Company entered into separate transactions to purchase a portion of the Company’s 2.25% Convertible Senior Notes due 2026. In the March transaction, the Company purchased $7.1 million principal amount of the notes, resulting in a pre-tax gain of $2.8 million ($0.06 per share), which is reflected in Q1 2009 results. In the April transaction, the Company purchased $94.0 million principal amount of the notes, which is expected to result in a second-quarter 2009 pre-tax gain of $36.6 million. The March and April purchases have the combined effect of reducing total debt by $32.1 million.

Paper Machine Clothing (PMC)

This segment includes Paper Machine Clothing and Process Belts used in the manufacture of paper and paperboard products.

Q1 2009 global net sales decreased 24.0 percent compared to the first quarter of 2008. Compared to the first quarter of 2008, trade sales declined 12.8 percent in the Americas, 25.8 percent in Europe (in euros), and 36.1 percent in Asia. The declines were primarily due to lower volume.

Cost savings resulting from plant closings, related reductions in employee expense, and other performance-improvement initiatives continued to help offset lower sales. Despite the sharp decline in sales, Q1 2009 gross profit was 37.4 percent of net sales, unchanged from Q1 2008. The gross profit percentage in Q1 2009 includes $5.9 million of costs associated with performance-improvement initiatives, as compared to $3.0 million in Q1 2008.

Albany Door Systems (ADS)

This segment includes products, parts, and service sales of High Performance Doors to a variety of industrial customers.

Compared to the first quarter of 2008, net sales in Europe in euros were down 12.3 percent; net sales in North America decreased 16.0 percent and net sales in Asia decreased 33.5 percent. Although aftermarket sales declined, most of the overall decrease was due to a decline in product sales. The decline in sales was partially offset by continued efforts to reduce costs.

Albany Engineered Composites (AEC)

This segment includes sales of specialty materials and composite structures for aircraft and other applications.

Net sales decreased from $11.1 million in Q1 2008 to $9.1 million in Q1 2009, a decrease of 18.1 percent. Q1 2008 net sales included $3.1 million of sales to Eclipse Aviation. AEC reported an operating loss of $2.5 million in the first quarter of 2009, including $0.6 million related to performance-improvement initiatives. The operating loss in Q1 2008 was $1.8 million.

Albany Engineered Fabrics (EF)

This segment includes sales of a variety of products similar to PMC for application in the corrugator, pulp, nonwovens, building products, tannery, and textile industries.

Net sales compared to the first quarter of 2008 decreased 23.3 percent. The decrease occurred in each product line of the segment. Net sales compared to Q4 2008 were flat with improvements in nonwovens offsetting declines in other product lines. Operating income in Q1 2009 returned to a level comparable to Q2 and Q3 2008 due to lower costs resulting from headcount reductions and improved cost of quality.

PrimaLoft® Products

This segment includes sales of insulation for outdoor clothing, gloves, footwear, sleeping bags, and home furnishings.

Net sales decreased 12.2 percent compared to the same period last year. Despite the decline in sales, operating income in Q1 2009 was flat compared to Q1 2008.

CEO Comments

President and CEO Joe Morone said, “In our Q4 2008 earnings release, I wrote that we were confident that even if 2009 sales declined 13 to 15 percent, we would ‘exit the year as a fundamentally more profitable business . . . with the capacity for sustained and growing free cash flow in 2010, even if the recession extends beyond 2009.’

“One quarter later, this much is clear:

  First, because of the sharp deterioration of the European and Asian economies, sales in Q1 2009 were much lower than anticipated, declining 23 percent compared to Q1 2008, and 16 percent compared to Q4 2008.
  Second, the accelerated restructuring activities that we described in our Q4 release had a significant impact on profitability, which was stronger than would have been expected given the decline in sales. Excluding costs associated with restructuring and performance-improvement initiatives and the gain on extinguishment of debt, the Company still generated $25.4 million of EBITDA.
  Third, the buyback of convertible debt announced in April improved the Company’s liquidity and will have a significant, beneficial effect on Q2 debt levels and related debt covenants.

“Looking forward, the Company’s outlook for 2009 hinges on two major questions–first, have sales bottomed, and, second, will profitability continue to strengthen? Turning first to sales, the outlook varies from market segment to market segment, and region to region:

  In PMC, in the Americas, there are some indications that, in the paper industry, demand for kraft, tissue, and pulp grades has bottomed and is perhaps beginning to turn. However, demand for newsprint, which affects roughly 10 percent of our PMC sales in the Americas, is still declining. In Asia, there are also early signs of recovery, particularly in China. PMC orders in Q1, while still well below pre-recession average monthly order rates, were well above Q4 lows. In Europe, PMC orders in Q1 were flat compared to the low point in Q4. However, the general economy and paper industry continue to deteriorate. This suggests that despite the flattening of order trends, there remains significant downside risk for PMC sales in Europe. The Company’s share in most of our high-priority market segments and customers is either stable or growing, and so we would expect that the trends we are experiencing are either similar to or better than those experienced by the rest of the PMC industry.
  In Doors, we currently expect that sales in Q2 and Q3 should be comparable to Q1 2009. The primary uncertainty relates to Q4; it is still too early to determine whether the historical seasonal pattern of flat sales in the middle of the year followed by strong increases in Q4 will hold in this recession.
  In Engineered Fabrics, orders are lower than sales in the nonwovens segment, suggesting that sales have not quite hit bottom. However, orders in North America have rebounded from Q4 2008 levels in the fiber cement and corrugator product lines.
  In Composites, the recession has dramatically weakened the business and regional jet markets. OEMs in this segment of aerospace have retrenched sharply, both with respect to near-term sales of existing platforms and longer-term development of new platforms. However, particularly on the development side of AEC, the weakness in the business and regional jet markets is being offset by increasing activity in the defense and larger commercial aircraft segments. Net sales declined 5 percent compared to Q4 2008, as increased revenue associated with R&D activities in the defense and larger commercial aircraft segments helped to offset the decline in revenues associated with the business and regional aircraft markets.
  In the PrimaLoft® Products segment, orders strengthened as the quarter progressed and finished only slightly behind Q1 2008 levels. Even though the retail markets to which we sell remain soft, our customers were able to deplete their inventories through sharp discounting during the Q4 2008 holiday season. The replenishment of their inventory is driving the recovery in orders.

“In sum, although there is evidence that, in some market segments, sales bottomed in Q1, the continuing deterioration in newsprint in the Americas and the overall paper industry in Europe leads us to the conclusion that it is premature to expect in Q2 a recovery from Q1 sales levels, and that some downside risk to sales still remains.

“Turning to profitability, the impact of our restructuring efforts was clearly visible in Q1 2009, particularly in PMC. Excluding costs associated with restructuring and performance-improvement initiatives, and despite the sharp decline in sales, PMC gross and operating margin percentages improved significantly, with the operating margin improving from 18 percent in Q1 2008 to over 20 percent in Q1 2009.

“Restructuring activities will continue in each business segment for the next two to three quarters. The impact of these activities on profitability will grow gradually over the next five to six quarters. If sales were to hold at the Q1 level of $209 million, and assuming no significant shift in currency effects, these restructuring activities should improve quarterly EBITDA by $2 million in Q2, growing to about $4 million by Q4, and to a total improvement of about $6 million by Q2 of 2010.

“For this reason, even with the much lower-than-expected Q1 sales, and even with our very cautious outlook for sales and our skepticism about a recovery in the near term, we remain confident in our ability to ‘exit the year as a fundamentally more profitable business . . . with the capacity for sustained and growing free cash flow in 2010’.”

The Company plans a live webcast to discuss first-quarter 2009 financial results on Tuesday, May 5, 2009, at 9:00 a.m. Eastern Time. For access, go to www.albint.com.

Albany International is a global advanced textiles and materials processing company. Its core business is the world’s leading producer of custom-designed fabrics and belts essential to the production of paper and paperboard. Albany’s family of emerging businesses extends its advanced textiles and materials capabilities into a variety of other industries, most notably aerospace composites, nonwovens, building products, and high-performance industrial doors. Additional information about the Company and its businesses and products is available at www.albint.com.

This release contains certain items, such as sales excluding currency effects, earnings before interest, taxes, depreciation, and amortization (EBITDA), costs associated with restructuring and performance-improvement initiatives, EBITDA excluding costs associated with restructuring and performance-improvement initiatives, PMC operating margin excluding costs associated with restructuring and performance-improvement initiatives, and certain income and expense items on a per share basis that could be considered non-GAAP financial measures. Such items are provided because management believes that, when presented together with the GAAP items to which they relate, they provide additional useful information to investors regarding the registrant’s financial condition, results of operations, and cash flows. Presenting increases or decreases in sales, after currency effects are excluded, can give management and investors insight into underlying sales trends. An understanding of the impact in a particular quarter of specific restructuring and performance-improvement measures, and in particular of the costs associated with the implementation of such measures, on the Company’s net income (both absolute and on a per share basis), operating income, operating margins and EBITDA, or on the operating income or operating margin of a business segment, can give management and investors additional insight into quarterly performance, especially when compared to quarters in which such measures had a greater or lesser effect, or no effect.

The effect of changes in currency translation rates is calculated by converting amounts reported in local currencies into U.S. dollars at the exchange rate of a prior period. That amount is then compared to the U.S. dollar amount reported in the current period.

The Company calculates EBITDA by adding Interest expense, net, Income taxes, Depreciation and Amortization to Net income. We believe that EBITDA provides useful information to investors because it provides one indication of the strength and performance of our ongoing business operations, including our ability to fund discretionary spending such as capital expenditures and strategic investments, as well as our ability to incur and service debt. While depreciation and amortization are operating costs under GAAP, they are non-cash expenses equal to current period allocation of costs associated with capital and other long-lived investments made in prior periods. While the Company will continue to make capital and other investments in the future, it is currently in the process of concluding a period of significant investment in plant, equipment and software. Depreciation and amortization associated with these investments will begin to have a significant impact on the Company’s net income in future quarters. EBITDA is also a calculation commonly used by investors and analysts to evaluate and compare the periodic and future operating performance and value of companies. EBITDA, as defined by the Company, may not be similar to EBITDA measures of other companies, is not a measurement under GAAP and should be considered in addition to, but not as a substitute for, the information contained in our statements of operations.

The following table contains the calculation of first-quarter EBITDA:

	EBITDA Three Months ended March 31,
(in thousands)	2009	2008
Net (loss)	($18,897)	($2,096)
Interest expense, net	5,834	5,397
Income tax (benefit)/expense	(1,605)	4,151
Depreciation	14,573	14,788
Amortization	2,880	1,182
EBITDA	$2,785	$23,422

The Company discloses certain income and expense items on a per share basis. The Company believes that such disclosures provide important insight of the underlying quarterly earnings and are financial performance metrics commonly used by investors. The Company calculates the per share amount for items included in continuing operations by using the effective tax rate utilized during the applicable reporting period and the weighted average number of shares outstanding for the period.

Quarter ended March 31, 2009

(in thousands, except per share amounts)	Pretax amounts	Tax Effect	After-tax Effect	Shares Outstanding	Per Share Effect
Restructuring and other performance- improvement costs	$26,327	$2,896	$23,431	30,046	$0.78
Gain on extinguishment of debt	2,822	1,100	1,722	30,046	0.06
Quarter ended March 31, 2008

(in thousands, except per share amounts)	Pretax amounts	Tax Effect	After-tax Effect	Shares Outstanding	Per Share Effect
Restructuring and other performance- improvement costs	$13,452	$2,690	$10,762	29,612	$0.36
Discrete tax adjustments	-	3,905	3,905	29,612	0.13

The Company discloses PMC operating income margin excluding costs associated with restructuring and performance improvement initiatives. The Company believes that such disclosures provide important insight of the underlying quarterly earnings and are financial performance metrics commonly used by investors. The Company calculates the operating income margin by using data from Tables that are included in this earnings release.

Quarters ended March 31, 2009 and 2008

(in thousands)	2009	2008
PMC Operating income, as reported in Table 2	$7,261	$22,539
PMC Performance improvement costs, as reported in Table 3	21,530	10,409
PMC Operating income, excluding Performance improvement costs	28,791	32,948
PMC Segment sales, as reported in Table 1	139,074	183,015
Operating income margin, excluding performance improvement costs	20.7%	18.0%

This press release may contain statements, estimates, or projections that constitute “forward-looking statements” as defined under U.S. federal securities laws. Generally, the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “project,” “will,” and similar expressions identify forward-looking statements, which generally are not historical in nature. Forward-looking statements are subject to certain risks and uncertainties (including, without limitation, those set forth in the Company’s Annual Report on Form 10-K) that could cause actual results to differ materially from the Company’s historical experience and our present expectations or projections.

Forward-looking statements in this release or in the webcast, include, without limitation, statements about future economic and paper industry conditions, PMC sales and operating income during the next several quarters, improvement in cash generation, revenue growth and income expectations for the Company’s emerging businesses, the amount and timing of anticipated costs and savings associated with cost-reduction and performance-improvement initiatives, pricing conditions in the PMC industry, the amount and timing of capital expenditures, tax rates, depreciation and amortization, future debt levels and debt covenant ratios. Furthermore, a change in any one or more of the foregoing factors could have a material effect on the Company’s financial results in any period. Such statements are based on current expectations, and the Company undertakes no obligation to publicly update or revise any forward-looking statements.

Statements expressing management’s assessments of the growth potential of various businesses, or referring to earlier assessments of such potential, are not intended as forecasts of actual future growth, and should not be relied on as such. While management believes such assessments to have a reasonable basis, such assessments are, by their nature, inherently uncertain. This release and earlier releases set forth a number of assumptions regarding these assessments, including historical results and independent forecasts regarding the markets in which these businesses operate. Historical growth rates are no guarantee of future growth, and such independent forecasts could prove incorrect.

ALBANY INTERNATIONAL CORP.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	Three Months Ended
	March 31,

	2009	2008

Net sales	$209,205	$273,208
Cost of goods sold	139,174	178,278

Gross profit	70,031	94,930
Selling, technical, general and research expenses	67,619	82,388
Restructuring and other, net	17,179	5,362

Operating (loss)/income	(14,767)	7,180
Interest expense, net	5,834	5,397
Other expense/(income), net	181	(315)

(Loss)/income from continuing operations before income taxes	(20,782)	2,098
Income tax (benefit)/expense	(1,605)	4,118

(Loss) before associated companies	(19,177)	(2,020)
Equity in income/(losses) of associated companies	280	(303)
(Loss) from continuing operations	(18,897)	(2,323)

Discontinued operations:
Income from operations of discontinued business	-	260
Income tax expense	-	33
Income from discontinued operations	-	227

Net (loss)	($18,897)	($2,096)

(Loss) from continuing operations:
Basic	($0.63)	($0.08)
Diluted	($0.63)	($0.08)

Income from discontinued operations:
Basic	$0.00	$0.01
Diluted	$0.00	$0.01

Net (loss) per share:
Basic	($0.63)	($0.07)
Diluted	($0.63)	($0.07)

Shares used in computing (losses) per share:
Basic	30,046	29,612
Diluted	30,046	29,612

Dividends per share	$0.12	$0.11

ALBANY INTERNATIONAL CORP.
CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)

	(unaudited)
	March 31,	December 31,
	2009	2008
ASSETS
Cash and cash equivalents	$104,038	$106,571
Accounts receivable, net	174,658	204,157
Inventories	207,825	206,488
Income taxes receivable and deferred	25,092	26,319
Prepaid expenses and other current assets	12,320	11,341
Total current assets	523,933	554,876

Property, plant and equipment, net	525,994	536,576
Investments in associated companies	4,045	3,899
Intangibles	8,875	9,636
Goodwill	108,824	115,415
Deferred taxes	119,035	115,818
Cash surrender value of life insurance policies	48,444	47,425
Other assets	19,863	21,412
Total assets	$1,359,013	$1,405,057

LIABILITIES AND SHAREHOLDERS' EQUITY
Notes and loans payable	$9,707	$12,597
Accounts payable	48,189	74,001
Accrued liabilities	122,613	116,361
Current maturities of long-term debt	10	13
Income taxes payable and deferred	4,885	7,205
Total current liabilities	185,404	210,177

Long-term debt	542,313	508,386
Other noncurrent liabilities	182,869	187,968
Deferred taxes and other credits	65,727	65,590
Total liabilities	976,313	972,121

Commitments and Contingencies	-	-

SHAREHOLDERS' EQUITY
Preferred stock, par value $5.00 per share;
authorized 2,000,000 shares; none issued	-	-
Class A Common Stock, par value $.001 per share;
authorized 100,000,000 shares; issued
35,970,944 in 2009 and 35,245,482 in 2008	36	35
Class B Common Stock, par value $.001 per share;
authorized 25,000,000 shares; issued and
outstanding 3,236,098 in 2009 and 2008	3	3
Additional paid in capital	364,978	363,918
Retained earnings	407,297	429,804
Accumulated items of other comprehensive income:
Translation adjustments	(62,986)	(34,196)
Pension and post retirement liability adjustments	(67,757)	(67,757)
	641,571	691,807
Less treasury stock (Class A), at cost 8,523,139 shares
in 2009 and 2008	258,871	258,871
Total shareholders' equity	382,700	432,936
Total liabilities and shareholders' equity	$1,359,013	$1,405,057

ALBANY INTERNATIONAL CORP.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Three Months Ended
	March 31,

	2009	2008
OPERATING ACTIVITIES
Net (loss)	($18,897)	($2,096)
Adjustments to reconcile net (loss) to net cash (used in)/provided by operating activities:
Equity in (earnings)/losses of associated companies	(280)	303
Depreciation	14,573	14,788
Amortization	2,880	1,182
Non cash interest expense	1,187	1,078
Gain on early retirement of debt	(2,822)	-
Provision for deferred income taxes, other credits and long-term liabilities	(4,635)	(2,755)
Provision for write-off of property, plant and equipment	1,076	485
Increase in cash surrender value of life insurance	(1,019)	(931)
Unrealized currency transaction gains	(3,635)	(2,272)
Stock option expense	42	42
Excess tax benefit of options exercised	-	(74)
Compensation and benefits paid or payable in Class A Common Stock	1,039	3,169

Changes in operating assets and liabilities, net of business acquisitions and divestitures:
Accounts receivable	27,080	5,019
Inventories	(6,214)	(2,604)
Prepaid expenses and other current assets	(1,161)	(366)
Accounts payable	(24,450)	(4,064)
Accrued liabilities	9,096	(5,877)
Income taxes payable	(2,455)	3,069
Other, net	(2,373)	(679)
Net cash (used in)/provided by operating activities	(10,968)	7,417

INVESTING ACTIVITIES
Purchases of property, plant and equipment	(14,933)	(31,649)
Purchased software	(1,933)	(3,903)
Net cash used in investing activities	(16,866)	(35,552)

FINANCING ACTIVITIES
Proceeds from borrowings	40,083	28,596
Principal payments on debt	(3,585)	(2,857)
Early retirement of debt	(3,360)	-
Proceeds from options exercised	-	354
Excess tax benefit of options exercised	-	74
Dividends paid	(3,628)	(3,252)
Net cash provided by financing activities	29,510	22,915

Effect of exchange rate changes on cash flows	(4,209)	4,265

(Decrease) in cash and cash equivalents	(2,533)	(955)
Cash and cash equivalents at beginning of year	106,571	73,305
Cash and cash equivalents at end of period	$104,038	$72,350

CONTACT:
Albany International Corp.
Investors:
John Cozzolino, 518-445-2281
Vice President–Corporate
Treasurer and Strategic Planning
john.cozzolino@albint.com
or
Media:
Susan Siegel, 518-445-2284
Director of Corporate Communications
susan.siegel@albint.com